Exhibit 99.2

Adopted: [*], 2024

CHARTER OF THE AUDIT COMMITTEE

THE BOARD OF DIRECTORS

OF

TMD ENERGY LIMITED

Purpose

The purposes of the Audit Committee (the “Audit Committee”) of the Board of Directors (“Board”) of TMD Energy Limited (“Company”) are to assist the Board in oversight: (1) the integrity of the annual, interim and other financial statements of the Company and the Company’s accounting and financial reporting practices, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s independent auditor, and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee also shall review and approve all related-party transactions.

The Audit Committee shall prepare the report required by the rules of the U.S. Securities and Exchange Commission (“Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members of the Board. The Audit Committee shall meet the “audit committee requirements” of the NYSE American LLC and the independence and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations of the Commission.

The members of the Audit Committee shall be appointed, removed or replaced by the Board and any vacancies on the Audit Committee shall be filled by the Board. There shall be a Chairman of the Audit Committee which shall also be appointed by the Board. The Chairman of the Audit Committee shall be a member of the Audit Committee and, if present, shall preside at each meeting of the Audit Committee. He shall advise and counsel with the executives of the Company, and shall perform such other duties as may from time to time be assigned to him by the Audit Committee or the Board.

If the Board fails to appoint a chairman of the Audit Committee, the Audit Committee shall appoint one member of the Audit Committee as chairman. An Audit Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

Meetings

The Audit Committee shall meet at such times as it deems necessary to fulfill its responsibilities set forth in this charter and otherwise, but not less frequently than quarterly a year.

Meetings of the Audit Committee may be held in-person, telephonically, by video conference and/or through any other method of electronic communication. Meetings of the Audit Committee shall be called by any members of the Audit Committee. Notice of meetings of the Audit Committee may be given to the members of the Audit Committee personally or by word of mouth or given in writing or by electronic communications at such address as he may from time to time specify for this purpose (or, if he does not specify an address, at his last known address). A majority of the members shall constitute a quorum. In absence of chairman of the Audit Committee, the Audit Committee members present may elect from among themselves the chairman for their meetings.

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The Audit Committee shall meet periodically with management and the independent auditor in separate executive sessions.

The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

Actions of the Audit Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by a majority of the Audit Committee members. The Audit Committee shall report its minutes from each meeting to the Board

The chairman of the Audit Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Audit Committee. Minutes of a meeting of the Audit Committee shall be taken and be of sufficient evidence at all times as to the members of the Audit Committee who were present, or such actions taken.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to make its recommendation to the Board on appointment or replacement of the independent auditor. The Audit Committee shall be directly responsible for determining the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting, or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to (i) the independent auditor for the purpose of rendering or issuing an audit report; (ii) any advisors employed by the Audit Committee; and (iii) payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee annually shall review the Audit Committee’s own performance and report to the Board on annual basis.

The Audit Committee shall:

Financial Statement and Disclosure Matters

1.	Meet with the independent auditor prior to the audit to review the scope, planning, and staffing of the audit.

2.	Review and discuss with management and the independent auditor’s the annual audit report, the annual audited financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” proposed to be included in the Company’s Annual Report on Form 20-F, and recommend to the Board whether the audited financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be included in the Company’s Annual Report on Form 20-F (or the annual report to shareholders if distributed prior to the filing of the Form 20-F). Review and discuss with management on interim and other financial statement.

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3.	Review and discuss with management and the independent auditor the Company’s annual financial statements prior to the filing of its Form 20-F, including the results of the independent auditor’s review of the annual financial statements.

4.	Discuss with management and the independent auditor, as appropriate, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including:

(a)	any significant changes in the Company’s selection or application of accounting principles;

(b)	the Company’s critical accounting policies and practices;

(c)	all alternative treatments of financial information within GAAP that have been discussed with management and the ramifications of the use of such alternative accounting principles;

(d)	any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; and

(e)	any material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management and independent auditor and, prior to issuance, review and approve the Company’s earnings releases, including the use of “pro forma” or “adjusted” non-GAAP information, and any financial information and earnings guidance to be included in such releases and provided to analysts and rating agencies. Such discussion may be general and include the types of information to be disclosed and the types of presentations to be made.

6.	Discuss with management and the independent auditor the effect on the Company’s financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures.

7.	Review and discuss with management and the independent auditor the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer (or individuals performing similar functions) during their certification process for the Form 20-F about any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Oversight of the Company’s Relationship with the Independent Auditor

10.	At least annually, obtain and review a report from the independent auditor, consistent with the rules of the Public Company Accounting Oversight Board, regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

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11.	Verify the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

12.	Oversee the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company. Advance approval by the Audit Committee shall be required prior to the hiring of any partners or senior manager of employee from the independent auditors who has worked on the Company’s audit during the past three years.

13.	Be available to the independent auditor during the year for consultation purposes.

Compliance Oversight Responsibilities

14.	Obtain assurance from the independent auditor that Section 10A(b) of the Exchange Act has not been implicated.

15.	Review and approve all related-party transactions.

16.	Inquire and discuss with management the Company’s compliance with applicable laws and regulations and with the Company’s Code of Ethics in effect at such time, if any, and, where applicable, recommend policies and procedures for future compliance.

17.	Establish procedures (which may be incorporated in the Company’s Code of Ethics, in effect at such time, if any) for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters or reports which raise material issues regarding the Company’s financial statements or accounting policies and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting and auditing matters. Review requests for waivers under the Code of Ethics sought with respect to any executive officer or director. Review annually with the Chairman of the Board or outside counsel, as appropriate, the scope, implementation and effectiveness of the ethics and compliance program, and any significant deviations by officers and employees from the Code of Ethics or other compliance policies, and other matters pertaining to the integrity of management.

18.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

19.	Discuss with the Company’s general counsel and/or outside legal counsel legal and regulatory matters that may have a material impact on the financial statements or the Company’s compliance policies.

20.	Review and approve all payments made to the Company’s officers and directors or its or their affiliates. Any payments made to members of the Audit Committee will be reviewed and approved by the Board, with the interested director or directors abstaining from such review and approval.

21.	Perform any other activities consistent with this Charter, the Company’s articles of association , and governing laws that the Board or Audit Committee determines are necessary or appropriate.

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Reporting

1.	The Audit Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

2.	In addition to making regular reports to the Board, the Audit Committee shall also review its own performance and report to the Board on annual basis.

3.	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

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